UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2019

Vivint Solar, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36642	45-5605880
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1800 West Ashton Blvd. Lehi, UT		84043
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (877) 404-4129

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	VSLR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01Entry into a Material Definitive Agreement.

On May 31, 2019 (the “Closing Date”), Vivint Solar, Inc. (the “Company”) and certain of its subsidiaries entered into the transactions described in the press release noted in Item 7.01 below and attached hereto as Exhibit 99.1. As part of such transactions, Vivint Solar Asset 2 Project Company, LLC (the “Borrower”), which is indirectly owned by the Company and certain investors, entered into a loan agreement (the “Loan Agreement”) pursuant to which it may borrow up to an aggregate principal amount of $150 million from certain financial institutions for which Wells Fargo Bank, National Association is acting as administrative agent, collateral agent and depositary agent.

The Borrower may make multiple borrowings under the Loan Agreement during the availability period, commencing on the Closing Date and continuing until late 2020 (the “Availability Period”). Proceeds of the loans will be used to (1) purchase residential solar projects from a wholly owned subsidiary of the Company, (2) fund certain reserve accounts, and (3) pay transaction costs and fees in connection with the transactions. After the Availability Period, all outstanding loans under the Loan Agreement will be aggregated into a single term loan (the “Term Loan”) with a maturity date 20 years after the date of aggregation or the date of acceleration of the loans. During the first 10 years after the date of aggregation (the “Sweep Period”), principal payments will be determined in accordance with a target debt balance schedule to be generated based on the projected cash flows from the solar energy systems owned by the Borrower on the date of aggregation. Failure to make principal payments during the Sweep Period will not result in a default under the Loan Agreement. Instead, such principal payments that remain unpaid at the end of the Sweep Period will remain payable by the Borrower in accordance with a payment waterfall. After the Sweep Period, the Borrower will make mandatory payments of principal in accordance with an amortization schedule to be determined based on the projected cash flows from the solar energy systems owned by the Borrower on the date of aggregation. On any anniversary of the date of aggregation occurring from and after the sixth such anniversary, upon notice to the lenders, the Borrower may borrow additional loans under the Loan Agreement if the Borrower is projected to have sufficient net cash flow to service such additional debt. If any lender declines to fund such additional loans, the Borrower will have the right to prepay outstanding loans from such lender in amount equal to 102.5% of such loans, plus accrued and unpaid interest, without any make-whole amount.

Interest on each loan under the Loan Agreement will accrue at an annual rate equal to the U.S. Treasury rate for the weighted-average life of such loan, plus an applicable margin equal to 2.35%. Scheduled principal payments are due on a quarterly basis, at the end of January, April, July and October of each year. Upon the occurrence of certain events, the Borrower will be required to prepay outstanding loans, including a make-whole amount in certain circumstances.

The Loan Agreement includes customary events of default, conditions to borrowing and covenants, including negative covenants that restrict, subject to certain exceptions, the Borrower’s ability to incur indebtedness, incur liens, make fundamental changes to its business, make certain types of restricted payments and investments or enter into certain transactions with affiliates. The Borrower will fund a debt service reserve account on the Closing Date in an amount equal to the scheduled principal and interest payments over the succeeding six months. The Borrower’s ability to make distributions to the investors and the Company is subject to certain distribution conditions, including maintenance of a debt service coverage ratio of 1.15 to 1.00, no defaults, and funding of certain reserves.

The obligations of the Borrower are secured by a pledge of the class B membership interests in the Borrower’s parent entity, a pledge of the membership interests in the Borrower, substantially all of the Borrower’s assets, and contracts (and the rights thereunder) held by the Borrower relating to the purchase and sale of projects and maintenance and administrative services with respect to the projects owned by the Borrower.

Item 2.03Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information related to the Loan Agreement described under Item 1.01 above is hereby incorporated by reference under this Item 2.03.

Item 7.01Regulation FD Disclosure.

On June 4, 2019, the Company issued a press release announcing the closing of certain transactions described therein, including the Loan Agreement. A copy of that press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. This information, including the information contained in the press release, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any of the Company’s filings, whether made before or after the date hereof, regardless of any general incorporation language in any such filing.

Item 9.01Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release issued by Vivint Solar, Inc., dated June 4, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Vivint Solar, Inc.

Date: June 4, 2019	By:	/s/ Dana Russell
Dana Russell
Chief Financial Officer and Executive Vice President

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